                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE


For:       Collegiate Pacific Inc.
           13950 Senlac Drive, Suite 100
           Dallas, TX  75234


Contact:   Michael J. Blumenfeld
           Chief Executive Officer
           972.243.8100


                   COLLEGIATE PACIFIC ANNOUNCES COMPLETION OF
              OFFERING OF 1,000,000 WARRANTS BY SELLING STOCKHOLDER

         Dallas, TX - October 7, 2003 - Collegiate Pacific (Amex - BOO) announced today that Michael J. Blumenfeld, the company's Chief Executive Officer, has completed an offering on a firm commitment basis directly to Roth Capital Partners, LLC, of 1,000,000 of the approximately 1,640,000 warrants held held by Mr. Blumenfeld at a per warrant price of $1.95. Under the terms of the offering, Roth Capital immediately exercised the warrants and the company issued 1,000,000 shares of its common stock directly to Roth Capital. Roth Capital sold these shares to institutional investors at a price of $6.95 per share. Collegiate Pacific received $5,000,000, before commissions and expenses, from the exercise of the warrants. The company intends to use the net proceeds for working capital and general corporate purposes, as well as to finance any strategic acquisitions the company may decide to pursue.

         "Prior to the completion of the offering, Collegiate Pacific had received approximately $1.5 million from the exercise of outstanding warrants and employee stock options, a portion of which was recently used to pay-off in full the outstanding balance of the company's revolving line of credit. Now that we have received additional funds from the offering, we are poised to expand our business without having to borrow funds. In addition, after giving effect to these transactions, the total stockholders' equity of the company has increased by approximately 100% to approximately $12 million," stated Michael J. Blumenfeld.

         "As we have previously mentioned in prior press releases, we remain committed to our goal of doubling our current annual revenues through a combination of organic and external growth. Due to the seasonality of our business, the timing of our growth could have a disproportionate impact on our net income during the period of any such growth. Historically, the vast majority of our earnings have occurred in our third and fourth quarters (January to June), and we currently expect the same to hold true during fiscal 2004, unless our growth alters that historical trend. In addition, although we expect to report an increase in revenues for the fiscal quarter ending September 30, 2003, and for the balance of fiscal 2004, compared to the same quarterly periods last year, our earnings will be fully taxed and, as a result, our net income may not be comparable to amounts recorded in prior periods, including our net income per share after giving effect to the additional shares of our common stock that are outstanding following the completion of the offering and other recent warrant and option exercises," stated Michael J. Blumenfeld.

         A copy of the prospectus relating to this offering may be obtained from Roth Capital Partners LLC, 24 Corporate Plaza, Newport Beach, CA 92660.

         Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers.

         This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.



--end